Consent of Independent Registered Public Accounting Firm

The Board of Directors

World Acceptance Corporation:

We consent to the incorporation by reference in the registration statement (No. 33-52166, 33-98938, 333-107426, 333-14399) on Form S-8 of World Acceptance Corporation of our report dated June 9, 2005, with respect to the consolidated balance sheets of World Acceptance Corporation and subsidiaries as of March 31, 2005 and 2004, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended March 31, 2005, which report appears in the March 31, 2005, annual report on Form 10-K of World Acceptance Corporation.

Greenville, South Carolina

June 9, 2005